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                                                                   Exhibit 10.27





                          STOCK CONTRIBUTION AGREEMENT


                                  BY AND AMONG


                       INTEGRATED SITE DEVELOPMENT, INC.


                                      AND


              STEPHEN H. CLARK, ROBERT M. LONG AND US TOWERS, INC.



                                     DATED


                                  MAY 12, 1997
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                          STOCK CONTRIBUTION AGREEMENT

         THIS STOCK CONTRIBUTION AGREEMENT (together with the Schedules and Exhibits hereto, the "Agreement"), dated May 12, 1997, is entered into by and among Integrated Site Development, Inc., a Delaware corporation ("ISD"), and Stephen H. Clark ("Clark"), Robert M. Long ("Long") (Clark and Long are jointly referred to as the "Stockholders") and US Towers, Inc., a Delaware corporation ("UST").

         WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of the capital stock of UST (the "UST Stock");

         WHEREAS, UST is engaged in the wireless communications business (the "UST Business");

         WHEREAS, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), the Stockholders desire to contribute and transfer all of their shares of UST Stock to ISD in exchange for shares of the Common Stock, par value $0.001 per share, of ISD (the "ISD Common Stock");

         WHEREAS, the foregoing contributions and transfers are part of a single plan pursuant to Section 351 of the Code in which: (i) the foregoing contributions and transfers will be made; (ii) Joe L. Finley, III, Finley Family Limited Partnership, an Arkansas limited partnership, The Central Arkansas Opportunity Foundation, a charitable trust organized under the laws of the State of Arkansas ("the Finley Group") will contribute and transfer all of their membership interests in Telesite Services, LLC, an Arkansas limited liability company ("Telesite") and Joe L. Finley, III, and Telesite will contribute and transfer all of their membership interests in Metrosite Mangement, LLC, an Arkansas limited liability company ("Metrosite") to ISD in exchange for 490,517 shares of ISD Common Stock and other consideration; (iii) Whitney Equity Partners, L.P., a Delaware limited partnership ("Whitney"), Kitty Hawk Capital Limited Partnership, III, a Delaware limited partnership ("Kitty Hawk") will contribute and transfer cash to ISD in exchange for 3,462,830 shares of 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share, of ISD; and (iv) PCX Corporation, a Delaware corporation ("PCX"), will contribute its warrant to purchase 1,500 shares of UST Stock (the "UST Warrant") to ISD in exchange for a warrant to purchase 150,000 shares of ISD Common Stock (the "ISD Warrant").

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations, and warranties set forth herein, the parties agree as follows:
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                                   ARTICLE I
                                  DEFINITIONS

         In addition to the other terms defined herein, the following definitions will apply throughout this Agreement:

         1.1     ACM's.  The term "ACM's" has the meaning set forth in Section
5.19(b).

         1.2 Affiliate. The term "Affiliate" has the meaning set forth in Rule 405 of the Securities Act of 1933, as amended.

         1.3     Claims.  The term "Claims" has the meaning set forth in
Section 5.15.

         1.4     Closing.  The term "Closing" has the meaning set forth in
Section 11.1.

         1.5 Closing Date. The term "Closing Date" has the meaning set forth in Section 11.1.

         1.7 Effective Time. The term "Effective Time" has the meaning set forth in Section 11.1.

         1.8 Environmental Laws. The term "Environmental Laws" has the meaning set forth in Section 5.19.

         1.9 ERISA. The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.10 Hazardous Materials. The term "Hazardous Materials" has the meaning set forth in Section 5.19(b).

         1.11 Indemnified Party. The term "Indemnified Party" has the meaning set forth in Section 12.3.

         1.12 Indemnity Obligor. The term "Indemnity Obligor" has the meaning set forth in Section 12.3.

         1.13 ISD Agreements. The term "ISD Agreements" means all agreements, documents and other instruments executed and delivered by ISD in connection with the consummation of the transaction contemplated by this Agreement.

         1.14    Loss.  The term "Loss" has the meaning set forth in Section
12.1.

         1.15 PBGC. The term "PBGC" means the Pension Benefit Guaranty Corporation.

         1.16    PCBs.  The term "PCBs" has the meaning set forth in Section
5.19(e).





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         1.17    Person.  The term "person" means any individual, firm,
corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         1.18 Plans. The term "Plans" has the meaning set forth in Section 5.22(b)(i).

         1.19 Representatives. The term "Representatives" has the meaning set forth in Section 7.3.

         1.20    Rules.  The term "Rules" has the meaning set forth in Section
5.16.

         1.21 Stockholder Agreements. The term "Stockholder Agreements" means all agreements, documents and other instruments executed and delivered by the Stockholders in connection with the consummation of the transactions contemplated by this Agreement.

         1.22 Stockholders' Agreement. The term "Stockholders' Agreement" means the Stockholders' Agreement, dated as of the Closing Date, between ISD, The Finley Group, the Stockholders, PCX and Whitney in substantially the form attached as Exhibit A.

         1.23 Tax Returns. The term "Tax Returns" has the meaning set forth in Section 5.18.

         1.24    Taxes.  The term "Taxes" has the meaning set forth in Section
5.18.

         1.25 UST Agreements. The term "UST Agreements" means all agreements, documents and other instruments executed and delivered by UST in connection with the consummation of the transactions contemplated by this Agreement.

         1.26    [Intentionally Omitted].

         1.27 UST Assets. The term "UST Assets" means all of the properties and assets of UST, including, without limitation, the UST Intellectual Property, the UST Inventory, the UST Receivables, the UST Tangible Personal Property, the UST Contracts, the UST Leased Real Property, and the UST Real Property Leases.

         1.28 UST Contracts. The term "UST Contracts" has the meaning set forth in Section 5.11.

         1.29    [Intentionally Omitted].

         1.30 UST Intellectual Property. The term "UST Intellectual Property" has the meaning set forth in Section 5.13.

         1.31 UST Inventory. The term "UST Inventory" has the meaning set forth in Section 5.10.





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         1.32    UST Leased Real Property.  The term "UST Leased Real Property"
has the meaning set forth in Section 5.8.

         1.33    UST Liens.  The Term "UST Liens" has the meaning set forth in
Section 5.7.

         1.34    UST Marks.  The term "UST Marks" has the meaning set forth in
Section 5.13.

         1.35 UST Permits. The term "UST Permits" has the meaning set forth in Section 5.17.

         1.36 UST Real Property Leases. The term "UST Real Property Leases" has the meaning set forth in Section 5.8.

         1.37 UST Receivables. The term "UST Receivables" has the meaning set forth in Section 5.12.

         1.38 UST Required Consents. The term "UST Required Consents" has the meaning set forth in Section 5.4.

         1.39 UST Tangible Personal Property. The term "UST Tangible Personal Property" has the meaning set forth in Section 5.9.

         1.40 UST Tax Returns. The term "UST Tax Returns" has the meaning set forth in Section 5.18.

         1.41 Whitney Letter of Intent. The term "Whitney Letter of Intent" means the Letter of Intent, dated March 27, 1997, between Whitney and UST, a copy of which is attached as Exhibit B.


                                   ARTICLE II
                           CONTRIBUTION OF UST STOCK

         2.1 Contribution of UST Interests. The Stockholders agree to contribute, transfer and deliver to ISD, at the Closing, all of the UST Stock owned by them in exchange for the 850,000 shares of ISD Common Stock.

         2.2 Intent of Contributions. The parties agree that the intent of the contributions and transfers of the shares of UST Stock to ISD pursuant to this Agreement will constitute a transfer of property to a controlled corporation in accordance with the provisions of Section 351 of the Code.





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                                  ARTICLE III
                                 CONSIDERATION

         3.1 Consideration. The aggregate consideration for the shares of UST Stock will be 850,000 shares of ISD Common Stock.

         3.2 Payment of Consideration. At the Closing, the Consideration will be satisfied and paid by ISD issuing to Clark a certificate or certificates evidencing 687,395 shares of the ISD Common Stock and by issuing to Long a certificate or certificates evidencing 162, 605 shares of the ISD Common Stock.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES REGARDING STOCKHOLDERS

         The Stockholders jointly and severally represent and warrant to ISD as follows:

         4.1 Authority. Each of the Stockholders has all requisite power and authority to execute and deliver this Agreement and the Stockholder Agreements and to perform the transactions contemplated hereby and thereby. This Agreement and the Stockholder Agreements have been, or with respect to the Member Agreement to be executed at the Closing, will be duly executed and delivered by the Stockholders and each constitutes, or will constitute when executed and delivered, a valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms.

         4.2 UST Stock. Clark is the sole owner, of record and beneficially, of 6,874 shares of the Common Stock, par value $0.001 per share, of UST and Long is the sole owner, of record and beneficially, of 1,626 shares of the Common Stock, par value $0.001 per share of UST, free and clear of all liens, encumbrances, claims, security interests, mortgages, restrictions or pledges of any nature. Except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, calls, puts or other agreements or instruments which may entitle or obligate UST or any other person to acquire any shares of the capital stock of UST.

         4.3 Securities Matters. The Stockholders seek to acquire the shares of ISD Common Stock issued to them for their own account and beneficial interest for investment purpose only and not with the view to the resale, assignment, transfer or distribution thereof, except in accordance with applicable federal and state securities laws. The Stockholders acknowledge and agree that, as the owner of the shares of ISD Common Stock, they must bear the economic risks of investment in ISD for an indefinite period of time, as the securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and therefore cannot be sold unless registered thereunder or unless, in the opinion of counsel satisfactory to ISD, an exemption from registration is available. The Stockholders acknowledge and agree that the shares of ISD Common Stock issued to them will be subject to certain restrictions on transfer as set forth in the Stockholders' Agreement and that the certificates evidencing such shares will bear legends referring to such restrictions. The





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Stockholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the ISD and that they are able to bear the economic risks for such investment. The Stockholders are sophisticated and knowledgable investors, as well as accredited investors (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Stockholders acknowledge that they and their representatives (a) have had adequate opportunity to ask for and receive any information from ISD and its officers that the Stockholders believe to be material or relevant to their investment hereunder and (b) have had a due diligence investigation conducted by their legal counsel and other professional advisors.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES REGARDING UST


                 The Stockholders and UST jointly and severally represent and warrant to ISD as follows:

         5.1 Organization and Good Standing: Governing Documents. UST is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UST has all requisite power and authority to own, operate and lease the UST Assets and to conduct the operations of the UST Business as presently conducted. UST is duly qualified to conduct business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, and such jurisdictions are listed on Schedule 5.1. UST has previously delivered to ISD true and complete copies of its Certificate of Incorporation and Bylaws, including all amendments thereto. Except as set forth on Schedule 5.1, UST does not, directly or indirectly, own or control or have any capital, equity, partnership, participation or other interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

         5.2 Authority. UST has all requisite power and authority to execute and deliver this Agreement and the UST Agreements and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the UST Agreements have been duly and validly authorized by all necessary action on the part of UST, its directors and officers and the Stockholders. This Agreement has been and the UST Agreements have been, or, with respect to the UST Agreements to be executed at the Closing, will be duly executed and delivered by UST and each constitutes or will constitute when executed and delivered a valid and binding obligation of UST, enforceable against UST in accordance with its terms.

         5.3 No Conflict or Breach. The execution, delivery and performance of this Agreement does not and will not:

                 (a) conflict with the Certificate of Incorporation or Bylaws of UST;





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                 (b)      violate any law, statute, judgment, order, decree or
regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to UST or the UST Assets;

                 (c) conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 5.3, require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which UST is party or by which it is bound or by which the UST Assets are affected; or

                 (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the UST Assets.

         5.4 Consents and Approvals. Schedule 5.4 describes (a) each consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency and
(b) each consent, approval, authorization of or notice to any other third party, which is required in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated herein or therein (the items described in clauses (a) and (b), collectively, the "UST Required Consents").

         5.5 Financial Statements. UST does not have any financial statements.

         5.6 Books and Records. The books and records of UST relating to the UST Business and the UST Assets are true, accurate and complete in all material respects.

         5.7 Title to and Sufficiency of Assets. UST has good and marketable title to all of the UST Assets, free and clear of any liens, encumbrances, claims, security interests, mortgages, restrictions or pledges of any nature (collectively, "UST Liens"), other than the UST Liens described on
Schedule 5.7, all of which will be removed at or prior to Closing. The UST Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, required to operate the UST Business in the manner presently operated by UST.

         5.8 Leased Real Property. Schedule 5.8 contains a true and correct description of all real property leased by UST and used or useful in connection with the UST Business (the "UST Leased Real Property"). UST has previously delivered to ISD true and complete copies of each of the leases, including all amendments thereto, for such leased real property (the "UST Real Property Leases"). Each of the UST Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder.
There are no existing defaults, and no events or circumstances have occurred which, with or without notice of lapse of time or both, would constitute defaults, under any of the UST Real Property Leases. The execution, delivery and performance of this Agreement does not and will not, with respect to any such UST Real Property Lease: (i) permit the landlord to accelerate the rent or cause the lease terms to be renegotiated, (ii) constitute a default thereunder or (iii) require the consent of the landlord or any third party.





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         5.9     Tangible Personal Property.  Set forth on Schedule 5.9 is a list of all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal property of every kind owned by UST and used or useful in connection with the UST Business (wherever located and whether or not carried on UST's books) (the "UST Tangible Personal Property"). Each item of UST Tangible Personal Property, and each item of tangible personal property leased under the UST Contracts, is in good operating order, condition and ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business of the UST Business, is free from defects, is merchantable and is of a quality and quantity presently usable in the ordinary course of business of the UST Business. No item of UST Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

         5.10 Inventory. Set forth on Schedule 5.10 is a list and approximation of, and the location of, all inventory of the UST Business as of the date hereof, including without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods (the "UST Inventory"). All items included in the UST Inventory; (i) are in good condition, not obsolete and nondefective, (ii) are useable or saleable in the ordinary course of business of the UST Business and at the current operating profit margins of UST, (iii) are located at the locations listed on Schedule 5.10 and (iv) have been acquired by UST only in bona fide transactions entered into in the ordinary course of business.

         5.11 Contracts. Schedule 5.11 lists all contracts, commitments, agreements (including, without limitation, agreements for the borrowing of money or the extension of credit, licenses, understandings and obligations) whether written or oral, to which UST is party or by which UST or the UST Assets are bound or affected, other than purchase orders in the ordinary course of business and any other contracts agreements and commitments that do not extend beyond one (1) year and involve the receipt of payment of not more than $25,000 (the "UST Contracts"). UST has delivered to ISD true and complete copies of all written UST Contracts and true and complete memoranda of all oral UST Contracts, including any and all amendments and other modifications thereto. Each of the UST Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. No UST Contract will result in a loss upon completion of performance. There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the UST Contracts. The execution, delivery and performance of this Agreement and the Stockholder Agreements does not and will not, with respect to any UST
Contract: (i) constitute a default thereunder, (ii) require the consent of any person or party, except for the Required UST Consents or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

         5.12    Receivables.  UST does not have any accounts receivable.

         5.13 Intellectual Property. Set forth on Schedule 5.13 is a list of all of the intellectual property rights that are owned or used by UST in connection with the UST Business, including the following: (i) all trademarks, service marks, trade names, logos and other designations and all





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
registrations (the "UST Marks"), including the date of first use of each such UST Mark, all United States, foreign and state registrations relating thereto, and a list of all of the goods and services with respect to which each such UST Mark is used, (ii) all copyrighted works and registrations therefor, (iii) all inventions that are the subject of letters patent or applications therefor and
(iv) all confidential or proprietary processes, formulas, technical data and other information that is of commercial value to the UST Business (collectively the "UST Intellectual Property"). Each of the UST Marks has been in continuous use since the date of first use set forth in Schedule 5.13, and each of the UST Marks is now in use in interstate or intrastate commerce as specified on said Schedule. UST is the record owner of each of the trademark registrations, copyright registrations and patents listed on such Schedule, and all required maintenance filings, tax payments, annuities and maintenance fee payments have been timely completed with respect to each. Schedule 5.13 sets forth the patent number, application number, application date and issue date with respect to each payment and patent application. UST has not licensed any of the UST Intellectual Property to any third party, and no third party has any right to use any of the UST Intellectual Property. There are no claims or suits challenging UST's ownership or right to use any of the UST Intellectual Property, or alleging that any of the UST Intellectual Property infringes any rights of any third parties, nor does there exist any basis therefor.

         5.14 Major Suppliers and Customers. Each supplier of goods or services to the UST Business to whom UST paid more than $100,000, in the aggregate, during the 12 months ended on April 30, 1997, and each customer of the UST Business who paid UST more than $100,000, in the aggregate, during such period, is listed on Schedule 5.14, which Schedule reflects in each case the amounts so paid. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of UST or its business with any customer or any group of customers whose purchases are individually in the aggregate material to the business of UST, or with any material supplier, and there exists no present condition or state of facts or circumstances that would materially adversely affect the assets, business, properties, operations or financial condition of UST or prevent UST from conducting the UST Business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which it has heretofore been conducted. UST has no reason to believe that the execution, delivery and performance of this Agreement will have any adverse effect on the business relationship of any such suppliers or customers with the UST Business.

         5.15 Litigation. There are no claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations ("Claims") pending, or to the best knowledge of UST, threatened, against UST, its operations or the UST Business. No Claims have been brought within the last two years against UST or the UST Business, or affecting the UST Assets, or relating to UST's ownership, use or operation of the UST Assets. There are no facts or circumstances which could serve as the basis for any Claim against UST involving the UST Business or the UST Assets, or, by virtue of the execution, delivery and performance of this Agreement, against ISD.





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
         5.16 Compliance with Decrees and Laws. There is no outstanding or, to the best knowledge of UST, threatened, any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving UST, the UST Business or the UST Assets. UST is currently, and has been at all times in full compliance with all laws, statutes (including, without limitation, the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto), rules, regulations, orders and licensing requirements ("Rules") of federal, state, local and foreign agencies and authorities applicable to the business, properties and operations of the UST Business (including, without limitation, those relating to antitrust and trade regulation, civil rights, labor and discrimination, safety and health). To the best knowledge of UST, there has been no allegation of any violation of any such Rules, and no investigation or review by any federal, state or local body or agency is pending, threatened or planned with respect to UST, the UST Business or the UST Assets.

         5.17 Permits. UST has obtained all permits, authorizations, certificates, approvals, licenses, exemptions and classifications required for the conduct of the UST Business and the ownership and operation of the UST Assets, all of which are described on Schedule 5.17 (the "UST Permits"). UST is not in violation of any of the UST Permits, and no proceedings are pending or, to the best knowledge of UST, threatened, to revoke or limit any UST Permit.

         5.18 Taxes. UST has properly completed, duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all tax returns, reports and declarations of estimated tax (the "UST Tax Returns") required to be filed before the Effective Time. All UST Tax Returns are accurate, complete and correct as filed, and UST has paid in full or made adequate provision in its financial statements for all amounts shown to be due thereon. All United States, state and local income, profits, franchise, sales, use, occupancy, property, severance, excise, value added, withholding and other taxes, and all taxes owing to any foreign countries and political subdivisions thereof (including, without limitation, interest, penalties and any additions to tax) ("Taxes") due from or claimed to be due by each taxing authority in respect of UST, the UST Business or the UST Assets, for all periods through the date of this Agreement, have been, and for all periods through the Effective Time will be, fully paid or adequately provided for in the financial statements of UST. UST has timely made and will timely make all withholdings of tax required to be made under all applicable United States, state and local tax regulations, and such withholdings have either been paid or will be paid to the respective governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of UST. Estimated income taxes which are not yet due to be paid to the Internal Revenue Service or any state or local taxing authoirty have been accrued, reserved against and entered upon the books of UST. All UST Tax Returns required to be filed after the date hereof by UST, shall, in each case, be prepared and filed by UST in a manner consistent in all respects (including, without limitation, elections and accounting methods and conventions) with such UST Tax Return most recently filed by UST, in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation or agreed to by ISD. If any such UST Tax Return required to be filed after the date hereof shall reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, the reflection or adoption of any such items shall, except to the extent such particular reflection or adoption is





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
required to comply with any law or regulation, be subject to the prior written approval of ISD. All deficiencies asserted as a result of any examinations of the UST Tax Returns have been paid or adequately provided for in the UST Financial Statements, and no issue has been raised by a taxing authority in any such examination which, if raised with regard to any other period not so examined, would be expected to result in a proposed deficiency for any other period not so examined. UST will not have any liability, either in its own right or as a transferee, for Taxes in excess of the amount paid or reserved for any period prior to the Closing. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any UST Tax Return, or the period for assessment or collection of any Taxes. UST is not a party to any pending action or proceeding, nor to the best knowledge of UST, is there threatened any action or proceeding, by any governmental authority for assessment or collection of taxes, and UST has not been notified by any governmental authority that an audit or review of any tax matter is contemplated. There are no tax liens (other than liens for taxes for current and subsequent years which are not yet due and payable) upon any of the UST Assets. UST has not ever been a member of any affiliated group of corporations filing a consolidated federal or state income tax return. UST has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise. UST has not consented to the application to it of Section 341 (f)(2) of the Code.

         5.19 Environmental Protection. The existing and prior uses of the UST Assets and the operation of the UST Business comply with, and at all times have complied with, and UST is not in violation of, and have not violated, in connection with the ownership, use, maintenance or operation of the UST Assets and the operation of the UST Business, any applicable federal, state, county or local statues, laws, regulations, rules, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended, the Resource Conservation Recovery Act as amended, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, and "Superfund" or "Superlien" law, the North Carolina Oil Pollution and Hazardous Substances Control Act of 1978, or any other federal, state or local statue, law, ordinance, code, rule, regulation, order, decree or guideline (whether published or unpublished) regulating, relating to or imposing liability or standards of conduct concerning any petroleum, petroleum by-product (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas, hazardous substance or materials, toxic or dangerous waste, substance or material, pollutant or contaminant (collectively "Environmental Laws"). Specifically, but not in limitation of the foregoing:

                 (a) UST has obtained and is in full compliance with the terms and provisions of all licenses and permits necessary for compliance with the Environmental Laws with respect to the UST Business, all of which are listed on Schedule 5.17;

                 (b) The UST Assets are free of asbestos containing materials ("ACM's"), and are free of Hazardous Materials except for current inventories of gasoline, diesel fuel, fuel oil greases, motor oils and other lubricants. As used in this Agreement, "Hazardous

         Material" means and includes asbestos, ACM's, polychlorinated biphenyls, lead-based paints, any petroleum product, petroleum by-products (including but not limited to crude oil or any fraction of it, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other wastes, oil sludge and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas products and/or hazardous substance or materials, waste, pollutant or contaminant, and all other material defined as such in (or for the purposes of) the Environmental Laws.

                 (c) UST and its predecessors in interest have operated the UST Assets and have at all times received, handled, used, stored, treated and disposed of all Hazardous Materials, in strict compliance with all Environmental Laws. UST has not transported or arranged for the transport of any Hazardous Materials to or from any real property included in the UST Leased Real Property.

                 (d) No Hazardous Material has been released, deposited, discharged, placed, disposed of or originated on or under the UST Assets, nor has any real estate included in the UST Leased Real Property been used at any time by any person as a landfill or a waste disposal site.

                 (e) There is no electrical equipment, including transformers, containing polychlorinated biphenyls ("PCBs") included in the UST Assets.

                 (f) There are no monitoring wells on any real property included in the Leased Real Property for monitoring any Hazardous Materials.

                 (g) There are no underground or above-ground tanks situated on the real property included in the UST Leased Real Property.

                 (h) There are no liens on any of the UST Assets resulting from any cleanup or proposed cleanup under the Environmental Laws.

                 (i) No part of the real estate included in the UST Leased Real Property constitutes "wetlands" as defined under any Environmental Law or other law or regulation.

                 (j) No Environmental Law, and to the best of UST's knowledge, no proposed Environmental Law, imposes standards or requirements, or will impose standards or requirements, which will require the owner or operator of the UST Business to engage in any work, repairs, construction or capital expenditures in excess of $5,000 in the aggregate in order to comply with such Environmental Law or such proposed Environmental Law.

                 (k) No notices of any violation, inquiries or requests for information relating to any of the matters referred to in Subsections (a) through (k) above relating to the UST Assets, the UST Leased Real Property or their use have been received by UST.

         5.20 Insurance. Schedule 5.20 describes all insurance policies maintained by UST with respect to the UST Business and the UST Assets. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid and will be paid through the Effective Time. Such policies provide adequate coverage for all risks customarily insured against by insured of similar size and in similar business. UST has not been refused any insurance by any insurance carrier during the past two years.

         5.21 Labor and Employment Matters. With respect to employment matters:

                 (a) No employees of UST who work in the UST Business are or have been represented by a union or other labor organization or covered by any collective bargaining agreement, and to the best knowledge of UST, no union is attempting to organize any such employees.

                 (b) There is no labor strike, dispute, slowdown, stoppage or similar labor difficulty pending or, to the best knowledge of UST, threatened against or affecting UST or the UST Business, nor have there been any such events pending or threatened since December 31, 1996.

                 (c) UST is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice complaint against UST pending or, to the best knowledge of UST, threatened.

                 (d) No representations have been made by UST or its employees or agents to employees of Seller with respect to ISD's intentions to employ, or not to employ, UST's employees or with respect to the conditions of any such employment.

         5.22    Employees; Compensation; Benefit Plans.

                 (a) Compensation. UST has previously given to ISD a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each current employee, director, independent contractor, consultant and agent of UST who is associated with the UST Business and each other person to whom UST pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

                 (b)      Employee Benefit Plans.

                          (i)     Schedule 5.22 contains an accurate and
complete list of all Plans contributed to, maintained or sponsored by UST, to which UST is obligated to contribute or with respect to which UST has any liability or potential liability, whether direct or indirect, including, without limitation, all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c), and 414(m) of the Code, of which UST is a member to the extent UST has any potential liability with respect to such Plans. For purposes of this Agreement, the term "Plans" shall mean: (A) employee benefit plans as defined in Section 3(3) of the ERISA, whether or not funded and whether or not terminated, (B) employment agreements, and (C) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.

                          (ii)    Except as disclosed in Schedule 5.22, UST
does not contribute to, has no obligation to contribute to or otherwise has no liability or potential liability with respect to (A) any Multiemployer Plan (as such term is defined in Section 3(37) of ERISA), (B) any Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

                          (iii)   Except as disclosed in Schedule 5.22, none of
the Plans obligates UST to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

                          (iv)    Each Plan and all related trusts, insurance
contracts, and funds have been maintained, funded and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. None of UST, any trustee or administrator of any Plan, or any other person has engaged in any transaction with respect to any Plan which could subject UST, or any trustee or administrator of any Plan, or any party dealing with any Plan, or ISD to any tax or penalty imposed by ERISA or the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and UST has no knowledge of any facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived. No liability to PBGC (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of UST is the subject of any lien arising under Section 302(f) or ERISA or Section 412(n) of the Code, UST has not been required to post any security pursuant to Section 307 of ERISA or
Section 401 (a)(29) of the Code, and UST has no knowledge of any facts which could be expected to give rise to such lien or such posting of security.

                          (v)     Each Plan that is intended to be qualified
under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

                          (vi)    No underfunded "defined benefit plan" (as
such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which UST is a member or was a member during such five-year period.

                          (vii)   As of the Closing Date, the fair market value
of the assets of each Plan that is a defined benefit pension plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on such date. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required or recommended contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No Plan has any material unfunded liabilities.

                          (viii)  With respect to each Plan, UST has provided
ISD with true, complete and correct copies, to the extent applicable, of (A) all documents pursuant to which the Plans are maintained, funded and administered, (B) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (C) the two most recent actuarial reports, (D) the two most recent financial statements, (E) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions), and (F) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other "welfare-type" benefits.

         5.23 Absence of Certain Changes. Except as described in Schedule 5.23, since April 30, 1997, UST has conducted the operations and business of the UST Business only in the ordinary course, and has not:

                 (a) Suffered any damage, destruction or loss to any asset of the UST Business, whether or not covered by insurance;

                 (b) Sold, transferred, distributed or otherwise disposed of any assets used in the operation of the UST Business;

                 (c) Made or entered into any general wage or salary increase for its employees as a group;

                 (d) Declared, made or paid any distribution or dividend to the Stockholders;

                 (e) Amended or terminated any contract, lease, license or commitment relating to the conduct of the UST Business or the UST Assets;

                 (f) Incurred any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) except normal trade or business obligations incurred in the ordinary course of business;

                 (g) Introduced any new method of management, operations or accounting;

                 (h) Suffered any adverse change in the condition (financial or otherwise), results of operations or business of the UST Business or the UST Assets, or any other event or condition of any character that might reasonably be expected to have an adverse effect on the UST Business or the UST Assets; or

                 (i) Agreed, whether in writing or otherwise, to take any action described in this Section.

         5.24 Product Warranties. There are no continuing or outstanding warranties applicable to goods or products manufactured or sold by UST except for warranties implied by law, with which all such products are in conformity.

         5.25 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of UST in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from UST.

         5.26 Disclosure. No representation, warranty or statement made by UST in this Agreement, or any document furnished or to be furnished to ISD pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. The fact that UST has delivered copies of certain documents to ISD shall not alone constitute disclosure of facts required to be disclosed on any Schedule to this Agreement, unless such document is expressly referenced in such Schedule. Receipt by ISD of such documents and notice of their contents (other than by reference on a Schedule) shall in no way limit UST's other obligations or ISD's other rights under this Agreement.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF ISD

         ISD represents and warrants to the Stockholders, and UST as follows:

         6.1 Organization and Good Standing. ISD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Prior to the Effective date, ISD has not, and will not, conduct any significant activities other than those incident to its formation and the consummation of the transactions contemplated by this Agreement.

         6.2 Authority. ISD has all requisite power and authority to execute, deliver and perform this Agreement and the ISD Agreements and transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the ISD Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of ISD. This Agreement and the ISD Agreements, have been, or, with respect to ISD Agreements to be executed at the Closing, will be duly executed and delivered by ISD and each constitutes, or will constitute when executed and delivered, a valid and binding obligation of ISD, enforceable against ISD in accordance with its terms.

         6.3 Capital Stock and Shares of ISD Stock. The shares of ISD Common Stock to be issued to the Stockholders at the Closing will, upon issuance, be duly authorized and validly issued, fully paid and nonassessable. Except as provided in the Stockholders' Agreement, the shares of ISD Common Stock to be issued to the Stockholders at the Closing will, upon issuance, be free and clear of any liens, encumbrances, claims, security interests, restrictions or pledges of any nature.

         The authorized capital stock of ISD (which has the rights and preferences set forth in the Certificate of Amendment to the Certificate of Incorporation of ISD which will be filed with the Delaware Secretary of State at the Closing, a true and correct copy of which is attached as Schedule 6.3(a) (the "Certificate of Amendment")), after giving effect to the issuance of the shares of ISD Common Stock to the Members and the transactions contemplated by the Whitney and Kitty Hawk contributions and transfers and the US Towers contribution and transfer, consists of 12,000,000 shares of ISD Common Stock, of which 1,340,517 shares are issued and outstanding, and 5,680,000 shares of preferred stock, par value $0.001, of ISD (the "Preferred Stock"), 5,680,000 shares of which have been designated as 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.001 per share (the "Series A Stock"), of which 3,462,830 shares (the "Shares") are issued and outstanding. After giving effect to the issuance of the shares of ISD Common Stock to the Members and the transactions contemplated by the Whitney and Kitty Hawk contributions and transfers and the US Towers contribution and transfer, (a) 3,462,830 shares of Common Stock have been reserved by appropriate corporate action for issuance upon conversion of the Shares, (b) 2,217,170 shares of Series A Stock have been reserved for issuance, which shares may be issued by ISD, at its election, as payment-in-kind dividends on the Series A Stock, in accordance with the terms of the Certificate of Amendment, (c) 2,217,170 shares of Common Stock have been reserved for issuance upon conversion of the Series A Stock described in clause (b) hereof, (d) 967,700 shares of Common Stock have been reserved for issuance upon the exercise of stock options issuable under one or more stock option plans of ISD, which plans shall have been approved by the Board of Directors of ISD, and (e) 150,000 shares of Common Stock have been reserved for issuance upon the exercise of the ISD Warrant.

         6.4 No Conflict or Breach. The execution, delivery and performance of this Agreement and the ISD Agreements do not and will not: (a) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of ISD or (b) conflict with or constitute a violation of any statute, judgment, order, decree or regulation of any court, administrative agency, governmental authority or arbitrator applicable to or relating to ISD.

         6.5 Governmental Approvals. No consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency is required in connection with the valid execution and delivery by ISD of this Agreement and the ISD Agreements or the consummation by ISD of the transactions contemplated herein or therein.

         6.6 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of ISD in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from ISD.


                                  ARTICLE VII
                       COVENANTS OF STOCKHOLDERS AND UST

         The Stockholders and UST covenant and agree with ISD as follows:

         7.1 Conduct of Business. Between the date of this Agreement and the Effective Time, the Stockholders and UST shall except as otherwise specifically consented to in writing by ISD:

                 (a) Conduct the operations of the UST Business in the normal and customary manner in the ordinary course of business;

                 (b) Maintain and keep the tangible UST Assets, and any tangible assets leased under leases by UST, in good operating order, repair and condition ordinary wear and tear excepted;

                 (c) Keep in full force and effect the insurance described in Sections 5.20;

                 (d) Perform all of its obligations under all UST Contracts and UST Real Property Leases, and not amend, alter or modify any provision thereof;

                 (e) Use its best efforts to preserve UST's organization intact and maintain their relationships with their employees, suppliers and customers;

                 (f) Promptly advise ISD of any adverse change in the condition (financial or otherwise) of the UST Business and the UST Assets;

                 (g) Promptly advise ISD of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the date of this Agreement, would have been required to have been disclosed in a Schedule to this Agreement;

                 (h) Not create or permit to exist any security interest, mortgage, pledge, lien, charge, encumbrance or adverse claim of any kind or nature with respect to any of the UST Assets, except for the UST Liens, all of which will be removed at or prior to the Closing;

                 (i) Not sell or dispose of any UST Assets, except in the ordinary course of business;

                 (j) Promptly advise ISD of any change in the list of employees referred to in Sections 5.21(a) or in the compensation payable to any such employee;

                 (k) Not declare, make or pay any distribution or dividend to the Stockholders; and

                 (l)      Not make any capital improvement or expenditure.

         7.2 Intellectual Property. Except as provided in Section 7.3 hereof, the Stockholders and UST and their consultants, professional representatives and agents will not disclose to any Person the UST Intellectual Property.

         7.3 Access and Information. The Stockholders and UST will permit ISD and its shareholders, partners, members, directors, managers, officers, employees, consultants, professional representatives and agents (collectively, "Representatives") full access during normal business hours to all the properties, assets, books, records, agreements and other documents of UST. The Stockholders and UST will furnish to ISD and its Representatives all information concerning UST as ISD may request. The Stockholders and UST will permit and facilitate communications between ISD and UST's suppliers, customers, and other persons having relationships with the UST Business.

         7.4 No Other Solicitations. Until the earlier of the Closing Date or the termination of this Agreement, the Stockholders and UST and their respective Representatives will not directly or indirectly initiate contact with or solicit or encourage any inquiries or proposal from, or solicit, initiate, encourage or participate in any discussion or negotiations with, or provide any confidential information to, any corporation, partnership, person or other entity or group (other than ISD and Whitney and their Representatives) in connection with any possible proposal regarding a sale of the UST Stock, or a sale of all or a substantial portion of the assets of UST, a merger of UST with or into any other corporation, or any equity transaction similar to any of the foregoing.


                                  ARTICLE VIII
                                MUTUAL COVENANTS

         Each of ISD, the Stockholders and UST covenants and agrees with the other as follows:

         8.1 Best Efforts. Each of ISD, the Stockholders and UST will use its best efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement In addition, each of the Stockholders and UST will use its best efforts to obtain as promptly as possible all other UST Required Consents.

         8.2 Confidentiality. In recognition of the confidential nature of certain of the information which will be provided to any party by the other parties, each of ISD, the Stockholders, and UST agrees to retain in confidence, and to require its Representatives to retain in confidence all information transmitted or disclosed to it by any other party, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by any other party, except that each of ISD, the Stockholders, and UST may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. In making such information available to its Representatives, each of ISD, the Stockholders, and UST will take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed: (a) where it is necessary to any regulatory authorities or governmental agencies, (b) if it is required by court order or decree or applicable law, (c) if it is ascertainable or obtained from public or published information, (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential or (e) if the recipient can demonstrate that such information was in its possession prior to disclosure thereof in connection with this Agreement. If any party is required to make disclosure of any such information by operation of law, such disclosing party will give the other parties prior notice of the making of such disclosure and will use all reasonable efforts to afford such other parties an opportunity to contest the making of such disclosure. In the event that the Closing does not occur, each of ISD, the Stockholders, and UST will immediately deliver, or cause to be delivered, to the other (without retaining any copies thereof) any and all documents, statements or other written information obtained from the other that contain confidential information.

                                   ARTICLE IX
                   CONDITIONS PRECEDENT TO ISD's OBLIGATIONS

         The obligations of ISD to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by ISD prior to the Closing Date:

         9.1 Representations and Warranties. The representations and warranties of each of the Stockholders and UST contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

         9.2 Compliance with Covenants. Each of the Stockholders, and UST shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

         9.3 Absence of Litigation. No action or proceeding shall be pending or, in the reasonable opinion of ISD, threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of ISD to operate or control the UST Business after the Closing Date.

         9.4 Absence of Changes. Between the date of this Agreement and the Closing, no material adverse change shall have occurred in the business, operations or financial or other condition of the UST Business or the UST Assets, nor shall there have occurred any casualty loss or destruction of, or damage to, any of the UST Assets.

         9.5     Consents and Approvals.  All: (a) UST Consents, (b) licenses,
(c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority and (d) consents, approvals, authorizations or notifications of any other third parties, all as required in connection with consummation of the transactions contemplated by this Agreement, shall have been made or obtained or shall have occurred.

         9.6 Removal of Liens. All UST Liens shall have been removed, and the Stockholders, and UST shall have provided evidence satisfactory to ISD of such removal.

         9.7 Whitney and Kitty Hawk Contribution and Transfer. ISD, Whitney and Kitty Hawk shall have simultaneously consummated Tranche A of Whitney's contribution and transfer to ISD pursuant to Section 351 of the Code and in accordance with the Whitney Letter of Intent and such other agreements between Whitney and Kitty Hawk.

         9.8 Telesite and Metrosite Contribution and Transfer. The Finley Group shall have contributed their membership interests of Telesite and Metrosite to ISD in exchange for shares of

ISD Common Stock and other consideration pursuant to Section 351 of the Code and upon such terms and conditions as may be acceptable to The Finley Group and ISD in their sole discretion.

         9.9 Stockholders' Agreement. Each of the Stockholders shall have executed and delivered the Stockholders' Agreement.

         9.10 PCX Settlement and Release. The Stockholders, UST, PCX and its stockholders shall have executed and delivered the Release and Settlement Agreement in substantially the form attached hereto as Exhibit D.

         9.11 Exchange of UST Warrant. PCX shall have simultaneously exchanged the UST Warrant for the ISD Warrant.


                                   ARTICLE X
          CONDITIONS PRECEDENT TO STOCKHOLDERS' AND UST'S OBLIGATIONS

         The obligations of the Stockholders and UST to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by the Stockholders and UST prior to the
Closing:

         10.1 Representations and Warranties. The representations and warranties of ISD contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as through made on and as of the Closing Date.

         10.2 Compliance with Covenants. ISD shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

         10.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

         10.4 Consents and Approvals. All UST Required Consents shall have been obtained prior to or at the Closing.

         10.5 Whitney and Kitty Hawk Contribution and Transfer. ISD, Whitney and Kitty Hawk shall have simultaneously consummated Tranche A of Whitney's contribution and transfer to ISD pursuant to Section 351 of the Code and in accordance with the Whitney Letter of Intent and such other agreements between Whitney and Kitty Hawk.

         10.6 Telesite and Metrosite Contribution and Transfer. The Finley Group shall have contributed their membership interests of Telesite and Metrosite to ISD in exchange for shares of

ISD Common Stock and other consideration pursuant to Section 351 of the Code and upon such terms and conditions as may be acceptable to The Finley Group and ISD in their sole discretion.

         10.7 PCX Settlement and Release The Stockholders, UST, PCX and its stockholders shall have executed and delivered the Release and Settlement Agreement in substantially the form attached hereto as Exhibit D.

         10.8 Exchange of UST Warrant. PCX shall have simultaneously exchanged the UST Warrant for the ISD Warrant.


                                   ARTICLE XI
                                    CLOSING

         11.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hutchison & Mason PLLC, in Raleigh, North Carolina at 10:00 am., local time, on May 12, 1997, or such other date as may be mutually agreed upon by the parties hereto; provided, however, as follows: (a) if one or more conditions to this Agreement is not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied and (b) notwithstanding the provisions of the preceding clause (a), in no event may the Closing be postponed beyond May 31, 1997. The date of the Closing is referred to as the "Closing Date." For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 12:01 am., local time, on the Closing Date (the "Effective Time").

         11.2 Deliveries by Stockholders and UST. At the Closing, the Stockholders and UST shall deliver or cause to be delivered to ISD the following:

                 (a) A certificate of the President of UST confirming the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof as to representations, warranties and covenants of the Stockholders and UST and
Section 9.4 hereof as to absence of changes.

                 (b) A copy of all resolutions of UST authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of UST to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

                 (c) A Good Standing Certificate from the Secretary of State of Delaware for UST.

                 (d)      Evidence of the removal of UST Liens, as described in
Section 9.6.

                 (e) Evidence of that all UST Required Consents have been obtained or satisfied.

                 (f) Certificates, duly endorsed for transfer evidencing the UST Stock;

                 (g) Such other documents and instruments as ISD may reasonably request to effect and evidence the consummation of the transaction contemplated by this Agreement.

         11.3 Deliveries by ISD. At the Closing, ISD will deliver or cause to be delivered the Stockholders the following:

                 (a) A certificate of the President of ISD confirming the satisfaction of the conditions set forth in Sections 10.1 and 10.2 as to representations, warranties and covenants of ISD.

                 (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of ISD to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

                 (c) Certificates evidencing the shares of ISD Common Stock to be issued to the Stockholders pursuant to this Agreement.

                 (d) Such other documents and instruments as any of the Stockholders or UST may reasonably request to effect and evidence the consummation of the transactions contemplated by this Agreement.

         11.4 Further Assurances. The Stockholders will, at any time on or after the Closing Date, take all actions requested by ISD effect and evidence the transfer to and reduction to possession of Buyer, or its successors or assigns, of the UST Interests.


                                  ARTICLE XII
                                INDEMNIFICATION

         12.1    Indemnification by Stockholders and UST.

                 (a) In addition to all other sums due hereunder or provided for in this Agreement, the Stockholders and UST jointly and severally agree to indemnify and hold harmless ISD and its Affiliates and each of their respective officers, directors, agents, employees, subsidiaries, partners, attorneys, accountants and controlling persons (each, an "ISD Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel incurred by an ISD Indemnified Party in any action or proceeding between either of the Stockholders or UST and such ISD Indemnified Party (or ISD Indemnified Parties) or between an ISD Indemnified Party (or ISD Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "Loss") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of any of the Stockholders or UST in this Agreement or in any Stockholder Agreement, including, without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any Stockholder Agreement, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including actions brought by ISD or UST or any equity holders of UST or derivative actions brought by any Person claiming through or in UST's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement or any Member Agreement, the transactions contemplated hereby or thereby, or any ISD Indemnified Party's role therein or in the transactions contemplated thereby any and all liabilities and obligations of the Stockholders, and UST, of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, that are not set forth on the UST Financial Statements; or the Stockholder's ownership and operation of the UST Business prior to the Closing Date; provided, however, that none of the Stockholders or UST shall be liable under this Section 12.1 to an ISD Indemnified Party: (a) for any amount paid by the ISD Indemnified Party in settlement of claims by the ISD Indemnified Party without the consent of the Stockholders (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Loss resulted primarily from the willful misconduct or gross negligence of such ISD Indemnified Party or (c) to the extent that it is finally judicially determined that such Loss resulted primarily from the breach by such ISD Indemnified Party of any representation, warranty, covenant or other agreement of such ISD Indemnified Party contained in this Agreement or any ISD Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Stockholders and UST will make the maximum contribution to the payment and satisfaction of such Loss which shall be permissible under applicable laws. In connection with the obligation of the Stockholders and UST to indemnify for expenses as set forth above, the Stockholders and UST further jointly and severally agree, upon presentation of appropriate invoices containing reasonable detail, to reimburse each ISD Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel incurred by an ISD Indemnified Party in any action or proceeding between ISD and such ISD Indemnified Party (or ISD Indemnified Parties) or between an ISD Indemnified Party (or ISD Indemnified Parties) and any third party or otherwise) as they are incurred by such ISD Indemnified Party; provided, however, that if an ISD Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Loss in question resulted primarily from (i) the willful misconduct or gross negligence of such ISD Indemnified party or (ii) the breach by such ISD Indemnified Party of any representation, warranty, covenant or other agreement of such ISD Indemnified Party contained in this Agreement or any ISD Agreement.

                 (b) Notwithstanding the foregoing, from and after the Closing Date, the Stockholders will be primarily responsible for the obligations under this Article XII and will have no right of contribution or other rights against UST with respect to such obligations.

         12.2 Indemnification by ISD. In addition to all other sums due hereunder or provided for in this Agreement, ISD agrees to indemnify and hold harmless the Stockholders to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel incurred by the Stockholders in any action or proceeding between ISD and the Stockholders or between the Stockholders and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "Loss") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of ISD in this Agreement or in any ISD Agreement, including, without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any ISD Agreement, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including actions brought by ISD, or any equity holders of ISD or derivative actions brought by any Person claiming through or in ISD's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement or any ISD Agreement, the transactions contemplated hereby or thereby, or any Stockholder's role therein or in the transactions contemplated thereby; provided, however, that ISD shall be liable under this Section 12.2 to the Stockholders: (a) for any amount paid by the Stockholders in settlement of claims by the Stockholders without the consent of ISD (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Loss resulted primarily from the willful misconduct or gross negligence of the Stockholders or (c) to the extent that it is finally judicially determined that such Loss resulted primarily from the breach by the Stockholders of any representation, warranty, covenant or other agreement of the Stockholders contained in this Agreement or any Stockholder Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, ISD will make the maximum contribution to the payment and satisfaction of such Loss which shall be permissible under applicable laws. In connection with the obligation of ISD to indemnify for expenses as set forth above, ISD further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse the Stockholders for all such expenses (including, without limitation, fees, disbursements and other charges of counsel incurred by the Stockholders in any action or proceeding between ISD and the Stockholders or between the Stockholders and any third party or otherwise) as they are incurred by the Stockholders; provided, however, that if the Stockholders is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Loss in question resulted primarily from (i) the willful misconduct or gross negligence of the Stockholders or (ii) the breach by the Stockholders of any representation, warranty, covenant or other agreement of the Stockholders contained in this Agreement or any Stockholder Agreement.

         12.3 Notification. Each party entitled to indemnification under this Article XIII (an "Indemnified Party") will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from any other party under this Article XIII (the "Indemnity Obligor"), notify the Indemnity Obligor in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Indemnity Obligor of any such action shall not relieve any Indemnity Obligor from any liability which it may have to such Indemnified Party only to the extent that, such omission results in the Indemnity Obligor's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnity Obligor of the commencement thereof, the Indemnity Obligor shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which any Indemnity Obligor, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a part, such Indemnified Party shall have the right to employ separate counsel at the Indemnity Obligor's expense and to control its own defense of such action, claim or proceeding; if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between any Indemnity Obligor, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Indemnity Obligors be required to pay fees and expenses under this Article XIII for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnity Obligors jointly and severally agree that they will not, without the prior written consent of the Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. No Indemnity Obligor shall be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.


         12.4 Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have as a result of a Loss.


                                  ARTICLE XIII
                                  TERMINATION

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) By the mutual written consent of all of the parties to this Agreement;

                 (b) By the Stockholders and UST (if they are not then in breach of any term of this Agreement), if ISD: (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date or (ii) materially breaches any of its representations or warranties contained herein, which failure or breach is not cured within ten days after the Stockholders and UST have notified ISD of their intent to terminate this Agreement pursuant to this subparagraph;

                 (c) By ISD (if ISD is not then in breach of any term of this Agreement), if the Stockholders and UST (i) fail to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein , which failure or breach is not cured within ten days after ISD has notified them of its intent to terminate this Agreement pursuant to this subparagraph;

                 (d) By any of the parties, if there is any order, writ, injunction or decree of any court or governmental or regulatory agency binding on such party which prohibits or restrains such party from consummating the transactions contemplated hereby; or

                 (e) By any of the parties, if the Closing has not occurred by May 31, 1997, for any reason other than delay or nonperformance of the party seeking such termination.

         13.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligation of the parties hereunder, except for the obligations under Sections 14.3 (with respect to expenses), 14.4 (with respect to publicity) and 8.2 (with respect to confidentiality); provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 13.1 will not relieve the defaulting or breaching party from any liability to the other party hereto. In the event of termination under subsection (c), ISD will have the rights and remedies with respect to specific performance as set forth in Section 14.15 hereof, in addition to any other remedies that may be available at law or in equity.


                                  ARTICLE XIV
                                 MISCELLANEOUS

         14.1 Survival of Representations. All representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder.

         14.2 Risk of Loss. The risk of loss, damage or condemnation of any of the UST Assets from any cause whatsoever will be borne by the Stockholders and UST at all times prior to the completion of the Closing. In the event of any loss, damage or condemnation of any of the UST Assets prior to completion of the Closing, ISD shall have the option, in its sole discretion, to:

                 (a) terminate this Agreement by written notice to the Stockholders and UST;

                 (b) postpone the Closing for a period of up to five (5) days to permit the Stockholders and UST to repair, replace or restore such UST Assets to their prior condition; or

                 (c) proceed to close this Agreement and complete the restoration and replacement of such damaged UST Assets after the Closing Date, in which event the

Stockholders and UST shall assign to ISD the right to receive all insurance proceeds payable in connection with such damage.

         14.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated by this Agreement are consummated.

         14.4 Publicity. Each of the parties agrees it will not make any press releases or other announcements prior to the Closing with respect to the transactions contemplated hereby, except as required by applicable law, without the prior approval of the other parties.

         14.5 Best Efforts. Each party hereto agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

         14.6 Notices. All notices, demands and other communications made hereunder will be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and will be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                          If to the Stockholders or UST:

                          US Towers, Inc.
                          Attention: Stephen H. Clark
                          1135 Kildaire Farm Road
                          Suite 200
                          Cary, North Carolina  27511
                          Telephone: (919) 550-2800
                          Telecopy: (919) 481-9255

                          With a copy (which shall not constitute notice) to:

                          Hutchison & Mason PLLC
                          Attention: Fred D. Hutchison, Esq.
                          4011 Westchase Boulevard, Suite 400
                          Raleigh, North Carolina  27607
                          Telephone: (919) 829-9600
                          Telecopy: (919) 829-9696

                          If to ISD:

                          Integrated Site Development, Inc.
                          Attention: Stephen H. Clark
                          1135 Kildaire Farm Road
                          Suite 200
                          Cary, North Carolina  27511
                          Telephone: (919) 550-2800
                          Telecopy: (919) 481-9255

                          With a copy (which shall not constitute notice) to:

                          Hutchison & Mason PLLC
                          Attention: Fred D. Hutchison, Esq.
                          4011 Westchase Boulevard, Suite 400
                          Raleigh, North Carolina  27607
                          Telephone: (919) 829-9600
                          Telecopy: (919) 829-9696

         14.7 Obligations of the Parties. All obligations of the Stockholders and UST hereunder shall be joint and several.

         14.8 Knowledge. All references to the knowledge of a party or to facts known by a party means the actual knowledge of such party, if such party is a natural person, and the actual knowledge of the Chairman, Chief Executive Officer, President or Chief Financial Officer of such party, if such party is not a natural person.

         14.9 Governing Law. This agreement will be governed by the laws of the State of Delaware without regard to its rules regarding choice of law.

         14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         14.11 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

         14.12 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

         14.13 Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         14.14 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally.

         14.15 Specific Performance. The Stockholders and UST acknowledge that the UST Stock is unique and that if the Stockholders and UST fail to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to ISD for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to its other remedies at law or at equity, to specific performance of this Agreement if the Stockholders and UST will, without cause, refuse to consummate the transactions contemplated by this Agreement.

         14.16 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there will be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

         14.17 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.


                                      INTEGRATED SITE DEVELOPMENT, INC.



                                      By: /s/ STEPHEN H. CLARK
                                          ----------------------------------
                                          Stephen H. Clark
                                          President



                                      /s/ STEPHEN H. CLARK
                                      --------------------------------------
                                      Stephen H. Clark





                                      /s/ ROBERT M. LONG
                                      --------------------------------------
                                      Robert M. Long


                                      US TOWERS, INC.



                                      By: /s/ STEPHEN H. CLARK
                                          ----------------------------------
                                          President